Exhibit 99.1

STRATA Skin Sciences Announces Pricing of $2.42 Million Registered Direct Offering of Common Stock Priced At-Market Under Nasdaq Rules

HORSHAM, Penn., September 3, 2025 - STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced that it has entered into definitive securities purchase agreements with certain institutional investors for the purchase and sale of 1,097,547 shares of the Company’s common stock at a per share purchase price of $2.204, in a registered direct offering, priced at market under the Nasdaq rules.

Ladenburg Thalmann & Co. Inc. is acting as exclusive placement agent for the offering.

The closing of the registered direct offering is expected to occur on or about September 4, 2025, subject to the satisfaction of customary closing conditions.

The gross proceeds to The Company from the registered direct offering, before deducting the placement agent fees and other offering expenses payable by the Company, are expected to be approximately $2.42 million. The Company intends to use the net proceeds from the offerings for working capital and for general corporate purposes.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-283418), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on December 18, 2024. The registered direct offering is being made only by means of a prospectus, including a prospectus supplement, which is part of the effective registration statement, that will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described therein, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice. For more information, please visit www.strataskinsciences.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:

CORE IR

516-222-2560

IR@strataskin.com